Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-201822
PROSPECTUS SUPPLEMENT
 (To prospectus effective April 8, 2015)
India Globalization Capital, Inc.
$10,000,000
Common Stock
We have entered into an At-The-Market (“ATM”) Agency Agreement with IFS Securities, Inc. (dba Brinson Patrick, a division of IFS Securities, Inc.) (“Brinson Patrick” or the “Agent”), relating to shares of our common stock, par value $0.0001 per share.
Under the agency agreement with Brinson Patrick, we may offer and sell shares of our common stock having an aggregate offering price of up to $10 million from time to time through Brinson Patrick, as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE MKT at market prices.  The price per share will be at prevailing market prices when we have an order to sell our shares in effect.  An order to sell our shares may contain a minimum sales price as well as a maximum number of shares to be sold under the order.  Brinson Patrick will be entitled to compensation at a fixed commission rate of 5.0% of the gross sales price per share sold. Please see the Plan of Distribution section beginning on page S-11 for more information regarding Brinson Patrick’s compensation and expenses.
By means of this prospectus, we are offering $10,000,000 of common stock pursuant to General Instruction I.B.6 of Form S-3.  As of March 14, 2016, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $13,528,238, which was calculated based on 18,789,220 shares of outstanding common stock held by non-affiliates and on a price per share of $0.72, the closing price of our common stock on March 14, 2016.  Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000.  We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12-calendar months prior to and including the date of this prospectus, other than $349,497 of our securities in connection with a prior ATM facility.
Our common stock is listed on the NYSE MKT under the trading symbol “IGC.”  On May 11, 2016, the last reported sale price of our common stock as reported on the NYSE MKT was $0.40 per share.
Investing in our common stock involves risks.  Before investing in our common stock you should carefully consider the risk factors described in “Risk Factors” in this prospectus supplement beginning on page S-8, in the accompanying prospectus and in other documents incorporated by reference, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
We urge you to carefully read this prospectus supplement and the accompanying prospectus which will describe the terms of the offering before you make your investment decision.

The date of this prospectus supplement is May 20, 2016.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless otherwise stated or the context otherwise requires, references in this prospectus supplement or the accompanying prospectus to “IGC,” “we,” “our,” “us” or similar references are to India Globalization Capital, Inc. and its consolidated subsidiaries.
This document consists of two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us.  The second part is the accompanying prospectus, which gives more general information about the securities we may offer from time to time, some of which may not apply to this offering.  This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission (or the “SEC”) using the SEC’s shelf registration rules.
You should read both this prospectus supplement and the accompanying prospectus together with additional information described in this prospectus supplement in the section titled “Where You Can Find More Information.”  If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
Any statement made in this prospectus supplement, in the accompanying prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.
The information in this prospectus supplement is accurate as of the date on the front cover.  You should not assume that the information contained in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document, or that information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects or other important facts or circumstances may have changed since those dates.
In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and in the accompanying prospectus.  Neither we nor Brinson Patrick has authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither we nor Brinson Patrick is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the date of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS
This prospectus supplement, the accompanying prospectus, and the documents incorporated herein or therein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included or incorporated in this prospectus and any prospectus supplement regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements.  These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.  See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference.  We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by U.S. federal securities laws.
Forward-looking statements are based upon, among other things, our assumptions with respect to:
•
our ability to successfully market new products and services, including but not limited to real estate in Malaysia, leasing products in India, Malaysia and the USA, and achieve customer acceptance in the industries we serve;

•	our ability to accurately predict the future demand of our products;
•	competition in exploiting phytocannabinoids for pharmaceutical and nutraceutical applications;
•	federal and state legislation and administrative policy for regulating phytocannabinoids;
•	our ability (based in part on regulatory concerns) to build and or lease facilities for vertical farming that can eventually be used by us to produce pharmaceutical grade phytocannabinoids;
•	our ability to obtain and protect patents for the use of phytocannabinoids;
•	our ability to enter into new licenses and contracts, and perform them successfully;
•	current and future economic and political conditions, in specifically but not limited to North America, Malaysia, India, and China; and
•	other assumptions described in this prospectus supplement underlying or relating to any forward-looking statements.
You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements.  As noted above, these forward-looking statements speak only as of the date when they are made.  Moreover, in the future, we may make forward-looking statements through our senior management that involve the risk factors and other matters described in our most recent Annual Report on Form 10-K and in this prospectus supplement, as well as other risk factors subsequently identified, including, among others, those identified in our filings with the SEC in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is provided solely for your convenience.  It is not intended to be complete.  You should carefully read this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein carefully, especially the risks discussed in the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement and the Risk Factors contained in the accompanying prospectus and the other documents incorporated by reference herein.
Business Overview of Our Company
In the United States, we develop and file patents on phytocannabinoid-based therapies for the treatment of conditions that are life altering or life threatening and we build and lease state-of-the-art farming facilities. In India, China and Malaysia, we lease equipment, trade commodities and electronic components, and develop, manage and sell residential and commercial real estate.
We have filed several provisional patents with the United States Patent and Trademark Office (“USPTO”) in the combination therapy space for the indications of pain, medical refractory epilepsy and cachexia as part of our intellectual property strategy focused on the health care industry. In September 2015, the USPTO notified us that our provisional patent application (Prov. 62/050,864) based on a novel therapy that uses cannabinoid extracts for the treatment of pain was converted to a utility patent (PCT/US2015/050342, internally formulation IGC501). We are currently developing a nationwide brand by using this formulation as an anchor for the treatment of debilitating pain with administration via a topical cream. We intend to file the respective non-provisional patent applications within 12 months of the provisional patent applications. There is no guarantee that filing a provisional or a non-provisional patent application will result in a successful registration with the USPTO.
We are also working on additional patent applications to continue building an intellectual property portfolio that will allow us to pursue our short, medium and long-term business strategies. In addition, we intend to build leading edge facilities that can be used to grow and extract pharmaceutical grade phytocannabinoids. Phytocannabinoids are chemical compounds that exert a range of effects on the human body, including impacting the immune response, gastrointestinal maintenance and motility, muscle functioning, and nervous system response and functioning.
In Hong Kong, through a majority owned subsidiary, we operate a trading business. Most of our revenue currently comes from this business. However, for some time, we have been in the process of pivoting away from this business, as there has been a macroeconomic slow-down in this sector, to higher margin niche businesses such as indoor farming, specialized construction and specialty leasing, by organically developing or acquiring this expertise.
Our strategy is, on the one hand, to focus on businesses that can generate earnings and, on the other hand, to invest in and develop phytocannabinoid-based intellectual property that can build shareholder value. While this important diversification creates a “not pure play” dilemma, we believe it also differentiates us from the majority of publicly-traded cannabinoid-based bio-pharmaceutical companies and vastly mitigates the risks inherent in the nascent cannabinoid-based bio-pharmaceutical industry.
Corporate History of Our Company
We are a Maryland corporation formed in April 2005 for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination. In March 2006, we completed an initial public offering of our common stock. In February 2007, we incorporated India Globalization Capital, Mauritius, Limited (“IGC-M”), a wholly-owned subsidiary, under the laws of Mauritius. In March 2008, we completed acquisitions of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”).  Since March 31, 2013, we beneficially own 100% of TBL after completing the acquisition of the remaining 23.13% of TBL shares that were still owned by the founders of TBL. The 23.13% of TBL was acquired by IGC-MPL, which is a wholly-owned subsidiary of IGC-M. TBL shares are held by IGC-M.  TBL is focused on the heavy equipment leasing business. In October 2014, pursuant to a Memorandum of Settlement with Sricon and related parties, we received approximately five acres of land in Nagpur, India, valued at approximately $5 million, in exchange for the 22% minority interest we had in Sricon.
In February 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (“IGC-IMT”) based in Chennai, India.  IGC-IMT was formed in December 2008, as a privately held start-up company engaged in the business of trading iron ore. Its current activity is to trade iron ore. In July 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (“IGC-MPL”) based in Nagpur, India, which conducts our quarrying business, and 100% of IGC Logistics, Private Limited (“IGC-LPL”) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Together, these companies carry out our iron ore trading business in India.

In December 2011, we acquired a 95% equity interest in Linxi HeFei Economic and Trade Co., known as Linxi H&F Economic and Trade Co., a People’s Republic of China-based company (“PRC Ironman”), by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company (“HK Ironman”). Together, PRC Ironman and HK Ironman are referred to as “Ironman.” In February 2015, we filed a lawsuit for the cancellation of shares that were issued to the shareholders of HK Ironman.  The lawsuit is in the preliminary stages and is expected to settle by fiscal year 2017.
In January 2013, we incorporated IGC HK Mining and Trading Limited (“IGC-HK”) in Hong Kong.  IGC-HK is a wholly-owned subsidiary of IGC-M. In September 2014, we changed the subsidiary’s name to IGC Cleantech Ltd (“IGC-CT”).
In May 2014, we completed the acquisition of 51% of the outstanding share capital of Golden Gate Electronics Limited, a corporation organized and existing under the laws of Hong Kong and now known as IGC International (“IGC-INT”). IGC-INT, headquartered in Hong Kong, operates an e-commerce platform for the trading of commodities and electronic components. The purchase price of the acquisition consisted of up to 1,209,765 shares of our common stock, valued at approximately $1,052,496 on the closing date of the acquisition.
In June 2014, we entered into an agreement with TerraSphere Systems LLC to develop multiple facilities to produce organic leafy green vegetables utilizing TerraSphere’s advanced pesticide-free organic indoor farming technology. Under the agreement, we will own 51% of each venture once production is operational, and will have a right of first refusal to participate in all future build-outs. Additionally, in consideration for our issuance of 50,000 shares of common stock, we received a seven-year option to purchase TerraSphere Systems for cash or additional shares of our common stock. We are in the process of negotiating a return of the advance payment.
In December 2014, we entered into a Purchase Agreement with Apogee Financial Investments, Inc. (“Apogee”), the previous sole owner of the outstanding membership interests of Midtown Partners & Co., LLC, a Florida limited liability company registered as a broker-dealer under the Securities Exchange Act of 1934 (“Midtown Partners”), to acquire 24.9% of the outstanding membership interests in Midtown Partners. In consideration of the initial membership interests, we issued to Apogee 1,200,000 shares of our common stock. As a result of Apogee’s inability to obtain requisite approvals to sell us their remaining interest in Midtown Partners, we will remain a 24.9% owner in Midtown Partners for the foreseeable future and are currently in settlement discussions with Apogee for the payment of a $125,000 penalty owed by Apogee to us. We are not seeking to consummate the acquisition of the remaining interest in Midtown Partners at this time.
In February 2016, we completed the acquisition of 100% of the outstanding share capital of Cabaran Ultima Sdn. Bhd., a corporation organized and existing under the laws of Malaysia (“Ultima”), from RGF Land Sdn. Bhd (“Land”), the sole shareholder of Ultima, pursuant to the terms of a Share Purchase Agreement among the parties.  Ultima is a real estate development and international project management company incorporated in Kuala Lumpur, Malaysia. The purchase price of the acquisition consists of up to 998,571 shares of our common stock, valued at approximately $229,671 on the closing date of the Share Purchase Agreement. Ultima is an international real estate project management company with expertise in (i) building agro-infrastructure for growing medicinal plants and botanical extraction, (ii) construction of high-end luxury complexes such as service apartments, luxury condominiums and hotels, and (iii) design management of other large-scale infrastructure. Ultima was profitable in the fiscal year ended June 30, 2015, with audited profits of approximately $1,000,000.
In March 2016, we completed the acquisition of 51% of M10-Plantation, a company located in Malaysia with expertise in vertical farming. The purchase price of the acquisition consists of up to 1,000,000 shares of our common stock, valued at approximately $520,000 on the closing date of the transaction.
The following chart sets forth certain information regarding the corporate structure of our company and our direct and indirect consolidated operating subsidiaries.

Recent Developments in Our Business
Based on our recent expanded business focus and in order to reflect the current industries in which we participate, we have updated our Industry Classification to the following NAICS, SIC and ISIC codes, as shown in our profile on NYSE.com:
NAICS: SIC: ISIC:
Pharmaceutical Preparation Manufacturing (325412)
Pharmaceutical and Medicine Industry (3741)
Pharmaceutical Preparations (2834)
Manufacture of Pharmaceuticals, Medicinal Chemical and Botanical Products (2100)

In November 2015, Dr. James A. Saunders, an expert in plant genomics, natural product plant biochemistry, gene transfer, extraction technologies, hybridization and DNA finger printing, among other areas, joined our company as a senior advisor for our expanding Specialty Pharmaceutical IP initiatives that are focused on developing medical and medicinal treatments with cannabinoid therapies.
Corporate Information About Us
Our principal executive offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814, and our telephone number is (301) 983-0998. We maintain a website at www.igcinc.us. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.
For additional information about us, you should refer to the information described in “Where You Can Find More Information” in this prospectus supplement.
The Offering

Issuer	India Globalization Capital, Inc.

Common stock offered	Shares of common stock, par value $0.0001 per share, having an aggregate offering price of up to $10,000,000.

Manner of offering
“At-the-market” offering that may be made from time to time through IFS Securities, Inc. (dba Brinson Patrick, a division of IFS Securities, Inc.), our sales agent, on a commercially reasonable efforts basis.  See “Plan of Distribution” on page S-11.

Use of proceeds
We currently intend to use the estimated net proceeds from the sale of our shares in this offering to fund our working capital and capital expenditure requirements, and to finance potential acquisitions, investments and joint ventures. See “Use of Proceeds” on page S-10.

NYSE MKT trading symbol	IGC

Risk factors
An investment in our common stock involves significant risks.  Before making an investment in our common stock, you should carefully review the “Risk Factors” section below, and the risk factors stated in the accompanying prospectus, as well as the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

You should carefully consider the risk factors described in the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and the risk factors set forth below before deciding to invest in shares of our common stock.  Such risks and uncertainties are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  The occurrence of any of the events or actions described in these risk factors may have a material adverse effect on our business or financial performance.
Risks Related to this Offering
Future sales of common stock by us could cause our stock price to decline and dilute your ownership percentage in our company.
There are currently outstanding warrants to purchase 1,248,443 shares of our common stock and stock options to purchase 250,057 shares of our common stock.  We are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.  The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by us in the market or the perception that such sales could occur.  If we raise funds, or make acquisitions by issuing additional securities in the future or the outstanding warrants or stock options to purchase our common stock are exercised, the newly-issued shares will also dilute your ownership percentage in our company.
The market price for our common stock after this offering may be lower than the offering price, and our stock price may be volatile.
The trading volume in our common stock may fluctuate and cause significant price variations to occur.  Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results.  Our stock price may fluctuate as a result of a number of events and factors such as those described elsewhere in this “Risk Factors” section, events described in this prospectus supplement and the accompanying prospectus, and other factors that are beyond our control.  In addition, the stock market, in general, has historically experienced significant price and volume fluctuations.  Our common stock has also been volatile, with our 52-week price range being at a low of $0.14 and a high of $0.83 per share.  These fluctuations are often unrelated to the operating performance of particular companies.  These broad market fluctuations may cause declines in the market price of our common stock.
Our management team will have broad discretion over the use of the net proceeds from this offering.
Our management will use their discretion to direct the net proceeds from this offering.  We intend to use a significant portion of the net proceeds for working capital, acquisitions, repayment of indebtedness and other general corporate purposes. Working capital purposes may include capital expenditures, and payment of payables in the ordinary course of our business and prior practices.  Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.
Risks Related to Our Growth and Expansion Strategy
Our company is in a very new and highly regulated industry. Significant and unforeseen changes in policy may have material impacts on our business.
Continued development in the phytocannabinoids industry is dependent upon continued state legislative authorization of cannabis as well as legislation and regulatory policy at the federal level. The federal Controlled Substances Act currently makes cannabis use and possession illegal on a national level. While there may be ample public support for legislative authorization, numerous factors impact the legislative process. Any one of these factors could slow or halt use and handling of cannabis in the United States or in other jurisdictions, which would negatively impact our development of phytocannabinoid-based therapies and our ability to test and productize these therapies.
Many U.S. state laws are in conflict with the federal Controlled Substances Act. While we do not intend to harvest, distribute or sell cannabis in the United States, it is unclear whether regulatory authorities in the United States would object to the registration or public offering of securities in the United States by our company, to the status of our company as a reporting company, or even to investors investing in our company if we engage in legal cannabis production and supply pursuant to the laws and authorization of the jurisdiction where the activity takes place. In addition, the status of cannabis under the Controlled Substances Act may have an adverse effect on federal agency approval of pharmaceutical use of phytocannabinoid products. Any such objection or interference could delay indefinitely or increase substantially the costs to access the equity capital markets, test our therapies, or create products from these phytocannabinoid based therapies.

The nature of our products, customer base and sales channels causes us to lack visibility regarding future demand for our products, which makes it difficult for us to predict our revenues or operating results.
It is important to the success of our business that we have the ability to accurately predict the future demand for our products. However, several factors contribute to a lack of visibility with respect to future orders, including:
•	the lengthy and unpredictable sales cycle for our products that can extend from six to 24 months or longer;
•	the project-driven nature of our customers’ requirements;
•	the uncertainty of the extent and timing of market acceptance of our new products;
•	the requirement to obtain industry certifications or regulatory approval for some products; and
•	the diversity of our product lines and geographic scope of our product distribution.
This lack of visibility impacts our ability to forecast inventory requirements. An overestimate of our customers’ future requirements for products may lead to excess inventory, which would increase costs and potentially require us to write-off inventory that becomes obsolete. If we underestimate our customers’ future requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers and could cause our revenues to decline. If any of these events occur, they could negatively impact our revenues, which could prevent us from achieving or sustaining profitability.

USE OF PROCEEDS
We currently intend to use the estimated net proceeds from the sale of our shares in this offering to fund our working capital and capital expenditure requirements over the next 12 to 36 months.  In particular, we plan to utilize a portion of the net proceeds to:
•	build and lease leading-edge vertical farming facilities that can eventually be used to grow and extract pharmaceutical grade phytocannabinoids;
•	finance the costs of filing patents;
•	run preliminary tests on our phytocannabinoid-based therapies;
•	develop products based on our patent pending formulations; and
•	pay continuing product development expenses, officers’ salaries, professional fees, ongoing public reporting costs, office-related expenses and other general corporate expenses.
We also intend to use a portion of the net proceeds to finance potential acquisitions of, investments in and joint ventures with, complementary (including competitive) businesses, products and technologies. We currently have no commitments or agreements with respect to any such acquisitions, investments or joint ventures.
There is no guarantee that we will sell the shares covered by this prospectus supplement and, in the event that we do, there is no guarantee as to the total number of shares that we will sell, nor is there any guarantee as to the amount of net proceeds of this offering to be applied to any one particular proposed use as described above. Our management will have significant discretion and flexibility in applying the net proceeds from the sale of these shares. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $9.5 million.

PLAN OF DISTRIBUTION
We have entered into an agency agreement with IFS Securities, Inc. (dba Brinson Patrick, a division of IFS Securities, Inc.)(“Brinson Patrick”), under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $10 million through Brinson Patrick. Sales of the shares of our common stock, if any, will be made by means of ordinary brokers’ transactions on the NYSE MKT at market prices and such other transactions as agreed upon by us and Brinson Patrick.  The price per share will be at prevailing market prices. As agent, Brinson Patrick will not engage in any transactions that stabilize our common stock.
Brinson Patrick will offer shares of our common stock as and when requested by us, provided that the terms and conditions in the agency agreement have been satisfied. We will designate the maximum amount of common stock to be sold through Brinson Patrick or otherwise determine such maximum amount together with Brinson Patrick.  Subject to the terms and conditions of the agency agreement, Brinson Patrick will use its commercially reasonable efforts to sell on our behalf all of the designated shares of our common stock. We may instruct Brinson Patrick not to sell shares of our common stock if the sales cannot be affected at or above the price designated by us in any such instruction.  We or Brinson Patrick may suspend the offering of our common stock under the agency agreement at any time by notifying each other.
Brinson Patrick will receive from us a commission equal to 5.0% of the gross sales price per share for any shares sold through them as our sales agent under the agency agreement unless the parties agree otherwise. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse Brinson Patrick for certain of its expenses incurred in connection with acting as sales agent in certain circumstances, including the fees and expenses of its counsel of up to $10,000.
Brinson Patrick will provide written confirmation to us following the close of trading on the NYSE MKT each day in which shares of common stock are sold by it for us under the agency agreement.  Each confirmation will include the number of shares sold on that day, the gross sales price per share and the net proceeds to us.
Settlement for sales of shares of our common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
We will report in a prospectus supplement and/or our SEC filings under the Exchange Act at least quarterly the number of shares of our common stock sold through Brinson Patrick under the agency agreement, the net proceeds to us and the compensation paid by us to Brinson Patrick in connection with such sales of our common stock.
In connection with the sale of common stock on our behalf, Brinson Patrick may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Brinson Patrick may be deemed to be underwriting commissions or discounts. We have agreed in the agency agreement to provide indemnification and contribution to Brinson Patrick against certain civil liabilities, including liabilities under the Securities Act.
In the ordinary course of their business, Brinson Patrick and/or its affiliates may in the future perform investment banking, broker-dealer, financial advisory or other services for us, for which they may receive separate fees.
The offering of shares of our common stock pursuant to the agency agreement will terminate upon the earliest of (1) the sale of the maximum program dollar amount of shares of common stock subject to the agency agreement, (2) the termination of the agency agreement by us or Brinson Patrick and (3) the third anniversary of the date on which the conditions to the effectiveness of the agency agreement have been satisfied.
We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Brinson Patrick under the agency agreement, will be approximately $20,000.

LEGAL MATTERS
Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus supplement as our counsel.
EXPERTS
The consolidated financial statements of India Globalization Capital, Inc. included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, have been audited by AJSH & Co., independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits, which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are “incorporating by reference” information into this prospectus supplement. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement and the accompanying prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):
•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2015;
•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015, September 30, 2015 and December 31, 2015;
•	Our Current Reports on Form 8-K filed on August 26, 2015, on February 16 and 29, on March 1, 9, 18 and 30, 2016, and on April 6, 2016;
•	Our definitive proxy statement on Schedule 14A filed on July 24, 2015; and
•
The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 7, 2006 and any amendments or reports filed for the purpose of updating the description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement, but not delivered with this prospectus supplement. Copies of the above documents (other than exhibits to such documents unless those exhibits have been specifically incorporated by reference in this prospectus supplement) may be obtained upon written or oral request, without charge to you, by contacting India Globalization Capital, Inc., Attn: Corporate Secretary, 4336 Montgomery Avenue, Bethesda, Maryland 20814, telephone: (301) 983-0998.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION
$20,000,000
Common Stock
Warrants
Units

This prospectus relates to common stock, warrants and units that we may sell from time to time in one or more offerings up to a total dollar amount of $20,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our common stock is listed for trading on the NYSE MKT under the symbol IGC.  The closing price for our common stock on January 22, 2015, as reported by the NYSE MKT, was $0.63 per share.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement.  If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement.  The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2015

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of common stock.  Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering.  The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

ABOUT IGC

Overview of Our Business

We are engaged in acquiring, incubating, financing and growing companies in multiple industries and locations.  In India, we engage in trading iron and leasing construction equipment.  In Hong Kong, through a subsidiary, we trade commodities and electronic components.  In the United States, we have interests in indoor vertical farming projects that may be converted from growing leafy green vegetables to growing cannabis, when and where it is legal to do so.  We also entered into an agreement to acquire Midtown Partners, LLC, a broker-dealer based in New York City.

Our short-term plans are to drive cash flow by:

•	expanding the equipment rental business to several states in India,

•	expanding the trading business in Hong Kong, and

•	positioning for a leadership position in the legal cannabis industry in the United States.

Our medium-term plans are to acquire companies or management that can help us expand and diversify our assets to some of the areas that we have identified, including legal cannabis and solar energy.  Our long-term plans are to increase our commitment to our existing leasing business in India, and increase our commitment to new industries, such as legal cannabis and indoor farming, and eventually decrease our exposure to the iron ore business based in China.

Our strategy for the legal cannabis industry includes positioning the company in areas where we have a strategic advantage and can leverage our international presence.  These strategies include creating a portfolio of marijuana and hemp based patents, partnering to create and file for FDA approval of cannabinoid-based drugs for compassionate use, and creating a research and development lab in a country where we can legally grow the plants.

Historical Background and Corporate Structure

We are a Maryland corporation that was formed in April 2005 for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination.  In March 2006, we completed an initial public offering of our common stock.  In February 2007, we incorporated India Globalization Capital, Mauritius, Limited (“IGC-M”), a wholly-owned subsidiary, under the laws of Mauritius.  In March 2008, we completed acquisitions of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Private Limited (“TBL”).  Since March 31, 2013, we beneficially own 100% of TBL after completing the acquisition of the remaining 23.13% of TBL shares that were still owned by the founders of TBL.  The 23.13% of TBL was acquired by IGC-MPL, which is a wholly-owned subsidiary of IGC-M.  TBL shares are held by IGC-M.  TBL is focused on the heavy equipment leasing business.  In October 2014, as per a Memorandum of Settlement with Sricon and related parties, IGC received approximately five acres of land in Nagpur, India, valued at approximately $4 million in exchange for the 22% minority interest we had in Sricon.  The registration formalities for the land are expected to be completed by the end of calendar year 2014.

In February 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (“IGC-IMT”) based in Chennai, India.  IGC-IMT was formed in December 2008, as a privately held start-up company engaged in the business of trading iron ore.  Its current activity is to trade iron ore.  In July 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (“IGC-MPL”) based in Nagpur, India, which conducts our quarrying business, and 100% of IGC Logistics, Private Limited (“IGC-LPL”) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Together, these companies carry out our iron ore trading business in India.

In December 2011, we acquired a 95% equity interest in Linxi HeFei Economic and Trade Co., known as Linxi H&F Economic and Trade Co., a People’s Republic of China-based company (“PRC Ironman”), by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company (“HK Ironman”).  Together, PRC Ironman and HK Ironman are referred to as “Ironman.”  The parties are evaluating a number of strategic options with respect to Ironman, including a licensing arrangement, a strategic alliance, dividing the plants and/or terminating the entire arrangement.  As of this filing, we have made no final determination on this matter, but we continue to explore ways to maximize shareholder value.

In January 21, 2013, we incorporated IGC HK Mining and Trading Limited (“IGC-HK”) in Hong Kong.  IGC-HK is a wholly-owned subsidiary of IGC-M.  In September 2014, we changed the subsidiary’s name to IGC Cleantech (“IGC-CT”) to align our resources to fulfill our new ventures.

Our organizational structure is as follows:

Growth and Expansion Strategy

In March 2014, we announced that we have commenced a comprehensive review of potential acquisition candidates as part of our previously stated diversification mandate.  Our Board approved several efforts to increase shareholder value, outlining our growth and expansion strategy as follows:

•
We plan to become a company with diverse businesses where mining, materials and the acquisition of distressed mining assets will be just one of several expected business lines.  We are and have been for some time a company with diverse assets.  We have an equipment leasing business in India and we trade commodities and electronics in Hong Kong.

•
Our Board believes that a business that is only dependent on the sale of iron ore to China is not prudent.  Accordingly, an expansion to other opportunities, some cyclically distressed and some part of the new economy would de-risk our current holdings and drive stockholder value.  We are therefore planning to expand into areas such as legal cannabis and medicinal use of cannabinoids.

Recent Developments

On May 31, 2014, we completed the acquisition of 51% of the issued and outstanding share capital of Golden Gate Electronics Limited, a corporation organized and existing under the laws of Hong Kong and now known as IGC International (“IGC-INT”).  IGC-INT, headquartered in Hong Kong, operates an e-commerce platform for trading of commodities and electronic components.  The purchase price of the acquisition consisted of up to 1,209,765 shares of our common stock, valued at approximately $1,052,496 on the closing date of the acquisition.

On December 18, 2014, we entered into a Purchase Agreement with Apogee Financial Investments, Inc. (“Apogee”), the previous sole owner of the outstanding membership interests of Midtown Partners & Co., LLC, a Florida limited liability company registered as a broker-dealer under the Securities Exchange Act of 1934 (“Midtown Partners”), and acquired, in an initial closing, 24.9% of the outstanding membership interests in Midtown Partners.  In consideration of the initial membership interests, we issued to Apogee 1,200,000 shares of our common stock (subject to downward adjustment based on certain fourth quarter 2014 financial statement matters).  Following the receipt of all required SEC, FINRA and other regulatory approvals, we have agreed to acquire, in a final closing, the remaining 75.1% of the outstanding membership interests in Midtown Partners in consideration of our issuance to Apogee of an additional 700,000 shares of our common stock (subject to downward adjustment based on certain financial statement matters prior to the final closing).

Corporate Information

Our principal executive offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814 and our telephone number is (301) 983-0998.  We maintain a corporate website at www.igcinc.us.  The contents of our website are not part of this prospectus and should not be relied upon with respect to this offering.

Unless the context requires otherwise, all references in this report to “IGC,” “we,” “our” and “us” refer to India Globalization Capital, Inc., together with our wholly-owned subsidiaries HK Ironman and IGC-M, as well as our direct and indirect subsidiaries PRC Ironman, TBL, IGC-IMT, IGC-MPL, IGC-LPL, IGC-INT and IGC-CT and PRC Ironman) and Midtown Partners, in which we own a non-controlling interest.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the following risk factors, you should carefully consider the risks, uncertainties and assumptions discussed in Item 1A. of our annual report on Form 10-K for the fiscal year ended March 31, 2014, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus.  See “Where You Can Find More Information.”  Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.  If any of the events anticipated by the risks described occur, our results of operations and financial condition could be adversely affected, which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Business and Expansion Strategy

Our diversification strategy depends on our ability to find accretive acquisitions and attract management.

The success of our acquisition and diversification strategy will depend on our ability to identify suitable companies to acquire in attractive industries, to complete those acquisitions on terms that are acceptable to us and in the timeframes and within the budgets we expect, and to thereafter improve the results of operations of the acquired companies and successfully integrate their operations on an accretive basis.  There can be no assurance that we will be successful in any or all of these steps.

We may be unable to continue to scale our operations, make acquisitions or continue as a going concern if we do not successfully raise additional capital.

If we are unable to successfully raise the capital we need we may need to reduce the scope of our businesses to fully satisfy our future short-term liquidity requirements.  If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations.  We have incurred losses from operations in our prior two fiscal years and have a lack of liquidity for expansion.  Our business in China depends on the macroeconomic growth of China, which currently appears to signal a slowdown.  We believe that a slowdown in China may adversely affect iron ore prices.  If we are unable to sell iron ore at a reasonable profit, we will shut down the operations and cut our costs.  This will in turn reduce our revenue in the short term.  We may, in order to remain in the business, divert some of our resources to lower margin trading.  While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to raise enough capital for planned expansion.

We have a history of operating losses and there can be no assurance that we can again achieve or maintain profitability.

Our short-term focus is to become profitable.  However, there can be no guarantee that our efforts will be successful.  Even if we again achieve profitability, given our dependence on global GDP growth and macroeconomic factors, we may not be able to sustain profitability and our failure to do so would adversely affect our businesses, including our ability to raise additional funds.

We expect to acquire companies and we are subject to evolving and often expensive corporate governance regulations and requirements.  Our failure to adequately adhere to these requirements, and comply with them with regard to acquired companies, some of which may be non-reporting entities, or the failure or circumvention of our controls and procedures could seriously harm our business and affect our status as a reporting company listed on a national securities exchange.

As a public reporting company whose shares are listed for trading on the NYSE MKT, we are subject to various regulations.  Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure on controls and procedures and our internal control over financial reporting.  Our internal controls and procedures may not be able to prevent errors or fraud in the future.  However, we cannot guarantee that we can establish internal controls over financial reporting immediately on companies that we acquire.  Thus, faulty judgments, simple errors or mistakes, or the failure of our personnel to enforce controls over acquired companies or to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of our control systems are met.  A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our ability to continue as a reporting company listed on a national securities exchange.

We have a limited senior management team size that may hamper our ability to effectively manage a publicly traded company and manage acquisitions and that may harm our business.

Since we operate in several foreign countries, we use consultants, including lawyers and accountants, to help us comply with regulatory requirements on a timely basis.  As we expand, we expect to increase the size of our senior management.  However, we cannot guarantee that in the interim period our senior management can adequately manage the requirements of a public company and the integration of acquisitions, and any failure to do so could lead to the imposition of fines, penalties, harm our business, status as a reporting company and our listing on the NYSE MKT.

We have entered into an agreement to acquire Midtown Partners but may be unable to complete the full transaction if we do not receive FINRA approval.

Although we have entered into a purchase agreement with respect to the Midtown Partners acquisition (see “About IGC – Recent Developments”), such acquisition is being accomplished in two steps, with the final closing being subject to the approval of the Financial Industry Regulatory Authority (FINRA), the agency that governs registered broker-dealers and changes in control of them.  There can be no assurance that the Midtown Partners acquisition will be completed so that we will own all of the stock of that company.  In the event that the Midtown Partners acquisition is entirely completed, there can be no assurance that it will prove to be beneficial to us.  The acquisition is likely to require amortization of intangible assets, with a corresponding adverse effect upon our operating results, and subject us to the risks normally associated with being a registered broker-dealer such as highly detailed regulation and oversight.  In the event we are unable to complete the second step of the acquisition, we will be limited to owning only 24.9% of that company and, therefore, the acquisition will subject us to risks associated with being a minority stockholder with limited control.  As a result, this transaction may have a material adverse effect on our business, financial condition and results of operations.  In addition to the specific risks associated with the Midtown Partners acquisition, such acquisition will be subject to general acquisition-related risks discussed more generally in these “Risk Factors.”

Our proposed business expansion is dependent on laws pertaining to various industries including the legal cannabis industry.

We expect to acquire companies and hire management in the niche areas that we have identified.  These include, among others, technology, logistics and specialty pharmacy with a focus on capitalizing on specific niches within these areas such as solar energy, medical marijuana and clean tech.  Entry into any of these areas, including the solar energy market, requires special knowledge of the industry and products.  In the event that we are perceived to be entering the legal cannabis sector, even indirectly or remotely, we could be subject to increased scrutiny by regulators because, among other things, marijuana is a schedule-I controlled substance and is illegal under federal law.  Our failure to adequately manage the risk associated with these businesses and adequately manage the requirements of the regulators can adversely affect our business, our status as a reporting company and our listing on the NYSE MKT.  Further, any adverse pronouncements from regulators about businesses related to the legal cannabis sector could adversely affect our stock price if we are perceived to be in a company in that sector.

An important part of our indoor farming business is dependent on laws pertaining to the cannabis industry.

Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis. While there may be ample public support for legislative authorization, numerous factors impact the legislative process. Any one of these factors could slow or halt use of cannabis in the United States or in other jurisdictions, which would negatively impact our proposed business.

Additionally, many U.S. state laws are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. While we do not intend to harvest, distribute or sell cannabis in the United States, it is unclear whether regulatory authorities in the United States would object to the registration or public offering of securities in the United States by our company, to the status of our company as a reporting company, or even to investors investing in our company if we engage in legal cannabis production and supply pursuant to the laws and authorization of the jurisdiction where the activity takes place. Any such objection or interference could delay indefinitely or increase substantially the costs to access the equity capital markets.

The legal cannabis industry faces strong opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the legal cannabis industry. We believe that the pharmaceutical industry may seek to block competitive products. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry could make in halting or impeding the legal cannabis industry could have a detrimental impact on our proposed business.

In connection with our indoor farming business, fresh produce may be vulnerable to crop disease and it may be difficult, time consuming and costly to get organic certification.

Indoor farmed fresh produce is still vulnerable to crop diseases, which may vary in severity and effect, depending on the stage of agricultural production at the time of infection and the type of treatment applied. Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost. These factors may result in lower sales volume and increased costs due to expenditures for additional agricultural techniques or agrichemicals, the repair of infrastructure, and the replanting of damaged or destroyed crops. In turn this may adversely affect our revenue and profitability.

Organic certification verifies that a farm or handling facility located anywhere in the world complies with the USDA organic regulations and allows us to sell, label, and represent our products as organic. Certification costs may range from a few hundred to several thousand dollars depending on the certifying agent/size, type, and complexity of our operation. Getting the organic certification may be difficult, time consuming and costly to obtain and retain.

Our business is dependent on continuing relationships with clients and strategic partners.

Our business requires developing and maintaining strategic alliances with contractors that undertake turnkey contracts for infrastructure development projects and with government organizations.  The business and our results could be adversely affected if we are unable to maintain continuing relationships and pre-qualified status with key clients and strategic partners.

We may suffer losses resulting from unexpected accidents.

Like other similar companies, our operations may suffer from structural issues such as unusual or unexpected geologic formations or explosive rock failures that may result in accidents that cause property damage and possible personal injuries.  We can give no assurance that industry-related accidents will not occur in the future.  We do not maintain flood or other property insurance covering our properties, equipment, or inventories.  Any losses and liabilities we incur due to unexpected property damage or personal injury could have a material adverse effect on our financial condition and results of operations.

Currency fluctuations may reduce our profitability.

Commodities and electronics are traded in U.S. dollars.  However, the supply side, including logistics in India, is settled in Indian rupees (INR) and RMB in China. Therefore, three currencies are involved in a typical trade.  Fluctuations of one currency relative to the others may adversely affect our profit margins.

Our business relies heavily on our management team and any unexpected loss of key officers may adversely affect our operations.

The continued success of our business is largely dependent on the continued services of our key employees.  The loss of the services of certain key personnel, without adequate replacement, could have an adverse effect on our performance.  Our senior management, as well as the senior management of our subsidiaries, plays a significant role in developing and executing the overall business plan, maintaining client relationships, proprietary processes and technology.  While no one is irreplaceable, the loss of the services of any would be disruptive to our business.

Our quarterly revenue, operating results and profitability will vary.

Factors that may contribute to the variability of quarterly revenue, operating results or profitability include:

•	Fluctuations in revenue due to seasonality such as during the monsoon season in India slow down road building which results in uneven revenue and operating results over the year;

•	Commencement, completion and delivery of commodities and electronics during any particular quarter;

•	Additions and departures of key personnel; and

•	Strategic decisions made by us and our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments and changes in business strategy.

Restructuring of our holdings in China may result in a charge

We are in the process of evaluating and restructuring our holdings in Inner Mongolia, China. While we have not made a decision, if we restructure our Chinese holdings this may result in a charge in our statement of operations in future periods.

We do not currently have accounting personnel with sufficient experience in maintaining books and records and preparing financial statements in accordance with U.S. GAAP and SEC rules and regulations.

Our accounting personnel are located in Hong Kong, India, China and the United States, primarily near our businesses, and they all do not have sufficient knowledge of and professional experience in maintaining books and records and preparing financial statements in accordance with U.S. GAAP and SEC rules and regulations. This may impact our ability to prepare financial statements and maintain our books and records in accordance with U.S. GAAP, and SEC rules and regulations, which will constitute a material weakness in our internal controls over financial reporting unless rectified.

Material weaknesses in our internal controls and financial reporting, and our lack of accounting personnel with sufficient U.S. GAAP experience may limit our ability to prevent or detect financial misstatements or omissions.  As a result, our financial reports may not always comply with U.S. GAAP and the Accounting Standards Codification.  Any material weakness, misstatement or omission in our financial statements will negatively affect the market, and price of our stock which could result in significant loss to our investors.

We have not previously had a chief financial officer with significant U.S. GAAP or SEC reporting experience. Our strategy to supplement the gap in reporting knowledge or experience is to use the advisory services of experts, some of whom we have already hired and in the process of supplementing. Although we are actively seeking individuals with sufficient knowledge of U.S. GAAP and Accounting Standards Codification and SEC rules and regulations, qualified individuals with necessary language and geographic experience are proving to be difficult to find. Therefore, we may experience “weakness” and potential issues in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act. This “weakness” also includes a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.  Management has identified a weakness relating to our company not having sufficient experienced personnel with the requisite technical skills and working knowledge of the application of U.S. GAAP, particularly with our reporting in China.  Projections of any evaluation of effectiveness to future periods are also subject to the risk that controls may become inadequate because of new acquisitions, changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  This may result in significant deficiencies or material weaknesses in our internal controls, which could affect the reliability of our financial statements and prevent us from complying with SEC rules and regulations.  Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in achieving either the effectiveness of a registration statement or the development of an active and liquid trading market for our common stock.  To the extent that the market place perceives that we do not have a strong financial staff and financial controls, the market for and price of our stock may be impaired.

We incur costs as a result of operating as a public company.  Our management is required to devote substantial time to new compliance initiatives.  Because we report in U.S. GAAP, we may experience delays in closing our books and records, and delays in the preparation of financial statements and related disclosures.

As part of a public company with substantial operations in foreign countries, we are experiencing an increase in legal, accounting and other expenses.  In addition, the new rules implemented by the SEC and the NYSE MKT have imposed various requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.  We have completed the testing of internal controls in all our subsidiaries in India and China.  We expect to take actions that include the curtailment of activity whose reporting and compliance costs exceed any present or future shareholder benefit.  We also anticipate installing improved systems and processes. However, we cannot be certain as to the timing or completion of the remediation actions, or their full impact on our operations.  Furthermore, it is difficult to hire personnel in India and China who have sufficient experience with U.S. GAAP and SEC rules and regulations. To compensate, we have hired several competent consultants to help review our internal reporting and disclosures, and to train our Indian and Chinese staff in SEC reporting and U.S. GAAP.  We do not foresee a problem other than the time and increased cost required to hire qualified individuals, complete the training and to implement the improved processes.  However, until then we may experience delays in the preparations of financial statements and related disclosures.

Risks Related to Ownership of Our Common Stock and this Offering

Future sales of common stock by us could cause our stock price to decline and dilute your ownership in our company.

There are currently outstanding warrants to purchase 1,271,373 shares of our common stock and stock options to purchase 130,045 shares of our common stock.  We are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.  The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by us in the market or the perception that such sales could occur.  If we raise funds by issuing additional securities in the future or the outstanding warrants or stock options to purchase our common stock are exercised, the newly-issued shares will also dilute your percentage ownership in our company.

The market price for our common stock may be volatile.

The trading volume in our common stock may fluctuate and cause significant price variations to occur.  Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results.  Our stock price may fluctuate as a result of a number of events and factors such as those described elsewhere in this “Risk Factors” section, events described in this report, and other factors that are beyond our control.  In addition, the stock market, in general, has historically experienced significant price and volume fluctuations.  Our common stock has also been volatile, with our 52-week price range being at a low of $0.55 and a high of $2.34 per share.  These fluctuations are often unrelated to the operating performance of particular companies.  These broad market fluctuations may cause declines in the market price of our common stock.

Our publicly-filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

The reports of publicly-traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002.  SEC reviews may be initiated at any time.  We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review, as well as state in filings that we have inadequate control or expertise over financial reporting.  Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material and adverse impact on the trading price of our common stock.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.  In addition, the terms of our debt agreement prohibits the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

Maryland anti-takeover provisions and certain anti-takeover effects of our charter and bylaws may inhibit a takeover at a premium price that may be beneficial to our stockholders.

Maryland anti-takeover provisions and certain anti-takeover effects of our charter and bylaws may be utilized, under some circumstances, as a method of discouraging, delaying or preventing a change of control of our company at a premium price that would be beneficial to our stockholders.  For more detailed information about these provisions, please see “Anti-takeover Law, Limitations of Liability and Indemnification” below.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by U.S. federal securities laws.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities:

•
to finance the costs of acquiring, investing in, or creating joint ventures with competitive and complementary businesses, products and technologies as a part of our growth strategy (although we have no current commitments or agreements with respect to any such acquisitions or investments); and

•	for working capital and general corporate purposes.

There is no guarantee that we will sell these securities and, in the event that we do, there is no guarantee as to the total number of securities that we would sell, nor is there any guarantee as to the amount of net proceeds to be used specifically for the foregoing purposes.  Our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.  Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.  Our plans to use the estimated net proceeds from the sale of these securities may change and, if they do, we will update this information in a prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the securities that we may offer.  We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.  If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.  We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	shares of our common stock,

•	warrants to purchase common stock or units, and

•	units comprised of common stock and warrants in any combination.

In this prospectus, we refer to the common stock, warrants and units collectively as “securities.”  The total dollar amount of all securities that we may issue will not exceed $20,000,000.  This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and by-laws, each as amended to date, which we refer to as our “certificate of incorporation” and “by-laws.”

General

We are a Maryland corporation.  Under our certificate of incorporation, we have authority to issue 150,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 22, 2015, there were issued and outstanding:

•	13,795,866 shares of common stock;

•	no shares of preferred stock;

•	stock options to purchase 130,045 shares of common stock at a weighted average exercise price of $ 5.60 per share; and

•	warrants to purchase 1,271,373 shares of common stock at a weighted average exercise price of $50.00 per share.

Voting; Dividends; Other Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Holders of shares of our common stock are entitled to receive dividends ratably when, as, and if declared by the board of directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are, and the shares of common stock being sold in this offering will be, when issued, validly authorized and issued, fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co. and its address is 17 Battery Place, New York, New York, 10004, telephone number (212) 509-4000.

Listing

Our common stock is listed for trading on the NYSE MKT under the symbol IGC.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or units. Warrants may be issued independently or together with common stock or units, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or units, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, warrants, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Warrants” and “Description of Units” will apply to each unit and to any common stock or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

ANTI-TAKEOVER LAW, LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Business Combinations

Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, are prohibited for a period of time and require an extraordinary vote. These transactions include those between a Maryland corporation and the following persons (a “Specified Person”):

•
an interested stockholder, which is defined as any person (other than a subsidiary) who beneficially owns 10% or more of the corporation’s voting stock, or who is an affiliate or an associate of the corporation who, at any time within a two-year period prior to the transaction, was the beneficial owner of 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate of an interested stockholder.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  The board of directors of a Maryland corporation also may exempt a person from these business combination restrictions prior to the time the person becomes a Specified Person and may provide that its exemption be subject to compliance with any terms and conditions determined by the board of directors. Transactions between a corporation and a Specified Person are prohibited for five years after the most recent date on which such stockholder becomes a Specified Person. After five years, any business combination must be recommended by the board of directors of the corporation and approved by at least 80% of the votes entitled to be cast by holders of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than voting stock held by the Specified Person with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price as defined by Maryland law and other conditions under Maryland law are satisfied.

A Maryland corporation may elect not to be governed by these provisions by having its board of directors exempt various Specified Persons, by including a provision in its charter expressly electing not to be governed by the applicable provision of Maryland law or by amending its existing charter with the approval of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than those held by any Specified Person. Our Charter does not include any provision opting out of these business combination provisions.

Control Share Acquisitions

The Maryland General Corporation Law also prevents, subject to exceptions, an acquirer who acquires sufficient shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person, any directors who are employees of the corporation and any officers of the corporation. These provisions are referred to as the control share acquisition statute.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted prior to the acquisition by a provision contained in the corporation’s charter or bylaws. Our bylaws include a provision exempting us from the restrictions of the control share acquisition statute, but this provision could be amended or rescinded either before or after a person acquired control shares. As a result, the control share acquisition statute could discourage offers to acquire our common stock and could increase the difficulty of completing an offer.

Board of Directors

The Maryland General Corporation Law provides that a Maryland corporation which is subject to the Exchange Act and has at least three outside directors (who are not affiliated with an acquirer of the company) under certain circumstances may elect by resolution of the board of directors or by amendment of its charter or bylaws to be subject to statutory corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under these provisions, a board of directors may divide itself into three separate classes without the vote of stockholders such that only one-third of the directors are elected each year. A board of directors classified in this manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing to be covered by the applicable statutory provisions and notwithstanding the corporation’s charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of directors,

•	provide that a director may be removed only by the vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under these provisions serves for the balance of the unexpired term instead of until the next annual meeting of stockholders.  A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval.  Although a corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute, we have not adopted such a prohibition.  We have adopted a staggered board of directors with three separate classes in our charter and given the board the right to fix the number of directors, but we have not prohibited the amendment of these provisions.  The adoption of the staggered board may discourage offers to acquire our common stock and may increase the difficulty of completing an offer to acquire our stock.  If our Board chose to implement the statutory provisions, it could further discourage offers to acquire our common stock and could further increase the difficulty of completing an offer to acquire our common stock.

Effect of Certain Provisions of our Charter and Bylaws

In addition to the charter and bylaws provisions discussed above, certain other provisions of our bylaws may have the effect of impeding the acquisition of control of our company by means of a tender offer, proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors. These provisions of bylaws are intended to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt, which our Board believes is otherwise unfair to our stockholders. These provisions, however, also could have the effect of delaying, deterring or preventing a change in control of our company.

Our bylaws provide that with respect to annual meetings of stockholders, (i) nominations of individuals for election to our Board of Directors and (ii) the proposal of business to be considered by stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board of Directors, or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

Special meetings of stockholders may be called only by the chief executive officer, the board of directors or the secretary of our company (upon the written request of the holders of a majority of the shares entitled to vote).  At a special meeting of stockholders, the only business that may be conducted is the business specified in our notice of meeting.  With respect to nominations of persons for election to our Board of Directors, nominations may be made at a special meeting of stockholders only pursuant to our notice of meeting, by or at the direction of our Board of Directors, or if our Board of Directors has determined that directors will be elected at the special meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Disclosure of the SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters or dealers for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchanges on which such common stock may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or re-allow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the NYSE MKT. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE MKT or otherwise and, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of India Globalization Capital, Inc. included in our annual report on Form 10-K for the fiscal year ended March 31, 2014, have been audited by AJSH & Co., independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, as our counsel, will pass upon certain legal matters, including the legality of the shares of common stock offered by this prospectus and any prospectus supplement.  If the shares are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.  The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is www.igcinc.us. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

•	Our annual report on Form 10-K for the fiscal year ended March 31, 2014;

•	Our quarterly reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014;

•	Our current reports on Form 8-K, filed with the SEC on August 28, 2014 and September 15, 2014;

•	Our preliminary proxy statement on Schedule 14A filed with the SEC on July 25, 2014;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on August 4, 2014;

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on March 7, 2006, and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

India Globalization Capital, Inc.
4336 Montgomery Avenue
Bethesda, Maryland 20814
Attention: Mr. Ram Mukunda
President and Chief Executive Officer
 (301) 983-0998

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.